Exhibit 10

CF Industries Holdings, Inc.
4 Parkway North, Suite 400
Deerfield, Illinois 60015-2590

847-405-2400
www.cfindustries.com

November 1, 2009

Board of Directors

Terra Industries Inc.

Terra Centre

600 Fourth Street

P.O. Box 6000

Sioux City, Iowa 51102-6000

Attention:	Henry R. Slack, Chairman of the Board
Michael L. Bennett, President and Chief Executive Officer

Dear Members of the Board:

We continue to believe that the strategic and financial benefits of combining CF Industries and Terra Industries are compelling.  Given our confidence in the benefits of the combination, we are offering to acquire Terra for $32.00 in cash and 0.1034 of a share of CF Industries common stock for each Terra share (including the $7.50 per share special dividend declared by Terra).  Our offer represents a highly attractive multiple of 7.1 times trailing 12-months EBITDA.

Morgan Stanley has committed to provide the financing required for the transaction.  Our offer is not subject to a financing condition or to the approval of CF Industries stockholders.  The merger agreement between the two companies would also contain no financing condition.  As you are aware, CF Industries has satisfied all antitrust regulatory conditions required to close the transaction.

Our offer is subject to approval by the Terra Board of Directors, entering into a definitive agreement with customary conditions and confirmatory due diligence.

Unless a merger agreement is entered into by November 30, 2009, our financing commitment would expire.  We have the right to extend the financing commitment until December 31, 2009, subject to there not having been a disruption in the financing markets.  Accordingly, we reserve the right to withdraw our offer if a merger agreement is not entered into by November 30, 2009.

Our offer provides compelling value for Terra stockholders as well as certainty of closing.  The transaction clearly is in the best interests of our respective stockholders, and we should move forward promptly and sign a merger agreement to put these two great companies together.

Sincerely,

/s/ Stephen R. Wilson
Stephen R. Wilson
Chairman, President and Chief Executive Officer
CF Industries Holdings, Inc.